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Exhibit 99.1

NEWS RELEASE Dawson Geophysical Company 508 W. Wall, Suite 800 Midland, TX 79701
Company contact:
Christina W. Hagan
Chief Financial Officer
(800) 332-9766
www.dawson3d.com
Dawson Geophysical to Purchase Additional OYO GSR Recording Equipment
MIDLAND, Texas, October 6, 2010/PRNewswire/—Dawson Geophysical Company (NASDAQ: DWSN — News) (the “Company”), announced today that it has placed an order for 2,000 OYO GSR four channel boxes complete with three component geophones from OYO Geospace. The Company expects to take delivery of the OYO equipment during the Company’s first fiscal quarter of 2011 which ends December 31, 2010. The purchase price for the OYO equipment is $6.1 million.
The addition of the new OYO GSR recording equipment will allow the Company to record 12,000 channels of multi-component data or up to 16,000 channels of conventional seismic data, either as a stand alone system or as added channel count and increased flexibility for the Company’s existing ARAM recording systems.
The Company’s board of directors has approved a $30,000,000 capital budget for fiscal 2011 to be used, in part, to purchase the GSR Channels and 10 new AHV-IV PLS364 vibrator energy source units from INOVA Geophysical Equipment Limited. The remainder of the capital budget is expected to be used to meet necessary capital maintenance requirements during fiscal 2011.
About Dawson Geophysical Company
Dawson Geophysical Company is the leading provider of U.S. onshore seismic data acquisition services as measured by the number of active data acquisition crews. Founded in 1952, Dawson acquires and processes 2-D, 3-D, and multi-component seismic data solely for its clients, ranging from major oil and gas companies to independent oil and gas operators as well as providers of multi-client data libraries.
Forward-Looking Statements
In accordance with the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995, Dawson Geophysical Company cautions that statements in this press release which are forward-looking and which provide other than historical information involve risks and uncertainties that may materially affect the Company’s actual results of operations. These risks include, but are not limited to, the volatility of oil and natural gas prices, disruptions in the global economy, dependence upon energy industry spending, delays, reductions or cancellations of service contracts, high fixed costs of operations, weather interruptions, inability to obtain land access rights of way, industry competition, limited number of customers, credit risk related to our customers, asset impairments, the availability of capital resources and operational disruptions. A discussion of these and other factors, including risks and uncertainties, is set forth in the Company’s Form 10-K for the fiscal year ended September 30, 2009. Dawson Geophysical Company disclaims any intention or obligation to revise any forward-looking statements, whether as a result of new information, future events or otherwise.